EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of HepaLife Technologies, Inc. and Subsidiaries of our report dated March 20, 2009, on our audit of the consolidated balance sheets of HepaLife Technologies, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the period from October 21, 1997 (date of inception) to December 31, 2008. We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/S/ PETERSON SULLIVAN LLP

July 7, 2009 Seattle, Washington